Exhibit 99.1
N e w s R e l e a s e Chesapeake Energy Corporation P. O. Box 18496 Oklahoma City, OK 73154

FOR IMMEDIATE RELEASE
OCTOBER 16, 2008

CONTACTS:
JEFFREY L. MOBLEY, CFA SENIOR VICE PRESIDENT – INVESTOR RELATIONS AND RESEARCH (405) 767-4763 jeff.mobley@chk.com	MARC ROWLAND EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER (405) 879-9232 marc.rowland@chk.com

CHESAPEAKE ENERGY CORPORATION ANNOUNCES CLOSING OF REVOLVING
BANK CREDIT FACILITY FOR CHESAPEAKE MIDSTREAM PARTNERS, L.P.

OKLAHOMA CITY, OKLAHOMA, OCTOBER 16, 2008 – Chesapeake Energy Corporation (NYSE:CHK) today announced that it has closed a new secured revolving bank credit facility for an affiliate of its unrestricted subsidiary, Chesapeake Midstream Partners, L.P. (“CMP”).  The facility, which matures in October 2013, has initial availability of $460 million and may be expanded up to $750 million at CMP’s option, subject to additional bank participation.  CMP plans to utilize the facility to partially fund capital expenditures associated with building additional natural gas gathering and other systems associated with Chesapeake’s active drilling program in various plays, including the Barnett, Haynesville, Fayetteville and Marcellus Shales.

Twelve financial institutions participated in the facility that was jointly led by Wells Fargo Bank, National Association and RBS Securities Corporation d/b/a RBS Greenwich Capital.  Additionally, Wells Fargo Bank, National Association acted as sole Administrative Agent, The Royal Bank of Scotland plc as sole Syndication Agent and Bank of Montreal as Documentation Agent.  CMP’s affiliate, Chesapeake Midstream Operating, L.L.C., is the borrower under the revolving bank credit facility.

Management Comments

Aubrey K. McClendon, Chesapeake’s Chief Executive Officer, commented “We are pleased to close our new bank facility for CMP, despite the turbulent financial market conditions.  This new facility clearly demonstrates that lenders continue to support companies with strong credit profiles and profitable businesses.  We look forward to growing the operations of CMP in the years ahead.”

Chesapeake Energy Corporation is the largest producer of natural gas in the U.S.  Headquartered in Oklahoma City, the company's operations are focused on exploratory and developmental drilling and corporate and property acquisitions in the Fort Worth Barnett Shale, Haynesville Shale, Fayetteville Shale, Anadarko Basin, Arkoma Basin, Appalachian Basin, Permian Basin, Delaware Basin, South Texas, Texas Gulf Coast and Ark-La-Tex regions of the United States.  Further information is available at www.chk.comwww.chk.com.